Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Lilly H. Donohue

Director of Investor Relations

212-798-6118

Nadean Finke

Investor Relations

212-479-5295

Newcastle Announces First Quarter 2010 Results

First Quarter 2010 Financial Results

New York, NY, May 7, 2010 – Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended March 31, 2010, income applicable to common stockholders (“GAAP income”) was $180.2 million, or $3.36 per diluted share, compared to a loss applicable to common stockholders of $242.2 million, or $4.59 per diluted share, for the quarter ended March 31, 2009.

GAAP income of $180.2 million consisted of the following: $12.6 million of net interest income less expenses (net of preferred dividends), $56.6 million of other income, $43.0 million representing the excess of the carrying amount of the exchanged preferred stock over the fair value of the consideration paid (“gain on preferred stock exchange”), and $68.0 million from the reversal of prior valuation allowances on loans net of the impairment on securities.

Other income is primarily related to a gain on the extinguishment of CDO debt. In the first quarter, Newcastle repurchased a face amount of $56.3 million of CDO bonds for $7.6 million. As a result, Newcastle recorded a gain on the extinguishment of CDO debt of $48.3 million.

During the quarter, the Company announced and settled the offer to exchange (the “Exchange Offer”) shares of its common stock and cash for a total of 1,152,679 shares of its Series B Preferred Stock, 1,104,000 shares of its Series C Preferred Stock and 1,380,000 shares of its Series D Preferred Stock. Upon settlement, the Company issued 9,091,698 shares of its Common Stock and paid an aggregate of $16.0 million in cash. In addition, the Company paid accumulated and unpaid dividends to all holders of its Preferred Stock and recorded a $43.0 million gain on the preferred stock exchange.

During the quarter, the Company entered into an Exchange Agreement, dated as of January 29, 2010, to exchange $51.9 million aggregate principal amount of junior subordinated notes due 2035 for $37.6 million face amount of previously issued CDO bonds and $9.7 million of cash.

For a reconciliation of income (loss) applicable to common stockholders to net interest income less expenses (net of preferred dividends), please refer to the tables following the presentation of the GAAP results.

Subsequent Event

On April 15, 2010, the Company completed a securitization transaction to refinance its Manufactured Housing Loans Portfolio I. The Company sold $164.1 million outstanding principal balance of manufactured housing loans to Newcastle MH I LLC (the “Issuer”), an indirect wholly-owned subsidiary of the Company. The Issuer issued $134.5 million aggregate principal amount of asset backed notes, of which $97.6 million was sold to third parties and $36.9 million was sold to certain CDOs managed and consolidated by the Company. At the closing of the transaction, the Company used the gross proceeds received from the issuance and repaid the existing debt in full, terminated the existing related interest rate swap contracts and paid related transaction costs. The Company received unrestricted cash of $14 million and retained the residual interest in the securitization.

Recourse Debt Financing and Liquidity

In the first quarter, the Company reduced its non-agency recourse debt by $22 million and repaid all of its remaining FNMA/FHLMC recourse debt. In April, the Company repaid its remaining $13 million of non-agency recourse debt financing real estate securities, loans, and properties. As detailed below, the Company’s unrestricted cash balance currently exceeds its non-agency recourse liabilities (excluding its junior subordinated notes, which are long-term obligations).

Certain details regarding the Company’s liquidity and current financings are set forth below as of May 5, 2010:

•	Cash – The Company had unrestricted cash of $25 million. In addition, the Company had $160 million of restricted cash for reinvestment in its CDOs;

•

Margin Exposure – The Company had no financings or derivatives subject to margin calls as all of its outstanding repurchase agreements were repaid in full and its remaining interest rate swap agreements subject to margin calls were terminated.

The following table illustrates the change in unrestricted cash and recourse financings, excluding junior subordinated notes ($ in millions):

	May 5, 2010	March 31, 2010	December 31, 2009
Unrestricted Cash	$25	$12	$68

Recourse Financings
Non-FNMA/FHLMC (non-agency)
Real Estate Securities, Loans, and Properties	—	13	32
Manufacturing Housing Loans	6	7	10

Subtotal	6	20	42
FNMA/FHLMC Investments	—	—	40

Total Recourse Financings	$6	$20	$82

The remaining $6 million of recourse debt on the Manufacturing Housing Loans is due over the next six months.

CDO Financings

The following table summarizes the cash receipts in the first quarter of 2010 from the Company’s consolidated CDO financings, their related coverage tests, and negative watch assets ($ in thousands):

	Primary Collateral Type	Cash Receipts (1)	Interest Coverage % Excess (Deficiency) Apr 30, 2010 (2)	Over Collateralization Excess (Deficiency)						Assets on Negative Watch (3)
				Apr 30, 2010 (2)		Mar 31, 2010 (2)		Dec 31, 2009 (2)
				%	$	%	$	%	$
CDO IV	Securities	$152	148.0%	-7.1%	(26,531)	-7.1%	(26,531)	-6.8%	(25,763)	$118,808
CDO V	Securities	158	198.5%	-4.0%	(17,622)	-4.0%	(17,622)	-3.8%	(17,120)	123,561
CDO VI	Securities	132	-50.4%	-36.6%	(159,008)	-24.8%	(108,077)	-21.8%	(95,647)	124,657
CDO VIII	Loans	3,017	311.0%	14.0%	90,182	9.7%	62,404	9.8%	63,502	154,811
CDO IX	Loans	3,740	206.6%	7.8%	50,582	10.9%	70,156	10.5%	68,089	21,750
CDO X	Securities	5,309	91.0%	5.6%	68,436	6.0%	73,577	2.8%	34,769	300,411

Total		$12,508								$843,998

(1)	Represents net cash received from each CDO based on all of the interests in such CDO (including senior management fees). Cash receipts for the quarter ended March 31, 2010 may not be indicative of cash receipts for subsequent periods. See Forward-Looking Statements below for risks and uncertainties that could cause cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents excess or deficiency under the applicable interest coverage or over collateralization test to the first threshold at which cash flow would be redirected. The Company generally does not receive material cash flow from a CDO until a deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before April 30, 2010, March 31, 2010, or December 31, 2009, as applicable. The CDO IV and V tests are conducted only on a quarterly basis (December, March, June and September).
(3)	Represents the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P or Fitch). Amounts are as of the determination date pertaining to March 2010 remittances for CDO IV and V (these tests are conducted only on a quarterly basis) and as of the determination date pertaining to April 2010 remittances for all other CDOs. The amounts include $140.2 million of CDO bonds issued by Newcastle, which are eliminated in consolidation and not reflected in the investment portfolio disclosures.

•	The cash receipts above include $1.6 million of non-recurring fees received in the CDOs.

•	Results for April 30, 2010 include the effect of the default of the $60 million Stuyvesant Mezzanine loan held and subsequently sold out of CDO IX.

•

Effective January 1, 2010, under new accounting guidance issued by the FASB, the Company deconsolidated one of its non-recourse financing structures, CDO VII. The Company determined that it is no longer the primary beneficiary of CDO VII under the new guidance, as an event of default had occurred and the Company may be removed as the collateral manager by a single party. The deconsolidation has reduced the Company’s assets by $149.4 million, liabilities by $437.8 million, and stockholder’s deficit by $288.4 million.

Book Value

GAAP book value increased by $614 million or $14.87 per share. As of March 31, 2010, GAAP book value was $(1.2) billion or $(19.02) per share compared to $(1.8) billion or $(33.89) per share at December 31, 2009.

Dividends

For the quarter ended March 31, 2010, Newcastle’s Board of Directors elected not to pay a common stock dividend. The Board of Directors declared accumulated and unpaid dividends as well as a dividend for the period February 1, 2010 through April 30, 2010 on Newcastle’s 9.75% Series B, 8.05% Series C and 8.38% Series D Cumulative Redeemable Preferred Stock in the aggregate amounts of $3.66, $3.02 and $3.14 per share, respectively.

Investment Portfolio

Newcastle’s $5.0 billion investment portfolio (with a basis of $3.0 billion) consists of commercial, residential and corporate debt. During the quarter, the portfolio decreased by $600 million, primarily as a result of the deconsolidation of CDO VII (which had $429 million of assets as of January 1, 2010), sales of $193 million and principal repayments of $81 million, offset by purchases of $127 million.

The following table describes the investment portfolio as of March 31, 2010 ($ in millions):

	Face Amount $	Basis Amount $ (1)	% of Total Basis	Number of Investments	Credit (2)	Weighted Average Life (yrs) (3)
Commercial Assets
CMBS	$2,127	$1,415	46.7%	271	BB+	3.1
Mezzanine Loans	717	250	8.3%	21	69%	1.9
B-Notes	308	101	3.4%	11	76%	2.0
Whole Loans	56	29	1.0%	3	18%	4.7
CDO (4)	79	—	0.0%	4	C	0.0

Total Commercial Assets	3,287	1,795	59.4%			2.7

Residential Assets
MH and Residential Loans	471	401	13.2%	12,314	699	6.8
Subprime Securities	418	167	5.5%	94	B	4.2
Real Estate ABS	83	62	2.0%	24	BB+	4.3

	972	630	20.7%			5.5

FNMA/FHLMC Securities	4	4	0.1%	1	AAA	3.6

Total Residential Assets	976	634	20.8%			5.5

Corporate Assets
REIT Debt	395	394	13.0%	46	BB+	3.8
Corporate Bank Loans	292	208	6.8%	9	CCC-	3.7

Total Corporate Assets	687	602	19.8%			3.8

Total/Weighted Average (5)	$4,950	$3,031	100.0%			3.4

(1)	Net of impairment.
(2)	Credit represents the weighted average of minimum ratings for rated assets, the Loan to Value ratio (based on the appraised value at the time of purchase) for non-rated commercial assets, or the FICO score for non-rated residential assets and an implied AAA rating for FNMA/FHLMC securities. Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time.
(3)	Weighted average life is based on the timing of expected principal reduction on the asset.
(4)	Includes one CDO bond issued by a third party and three CDO bonds issued by CDO VII, which was deconsolidated, and held as investments by the Company.
(5)	Excludes operating real estate held for sale of $10 million and loans subject to call option with a face amount of $406 million.

Commercial Assets

The Company owns $3.3 billion of commercial assets (with a basis of $1.8 billion), which includes CMBS, mezzanine loans, B-Notes and whole loans.

•

During the quarter, the Company purchased $101 million, sold $78 million, had principal repayments of $32 million and had $13 million of actual principal writedowns. The Company purchased 13 CMBS assets with an average rating of “A-.”

•	The Company had one commercial asset or $3 million upgraded, one security or $3 million affirmed and 37 securities or $316 million downgraded (from an average rating of BB+ to B).

CMBS portfolio ($ in thousands):

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Delinquency 60+/FC/REO (3)	Principal Subordination (4)	Weighted Average Life (yrs) (5)
Pre 2004	BBB	86	434,488	416,264	29.4%	5.5%	12.4%	2.8
2004	BB	63	438,217	297,633	21.1%	3.2%	5.7%	3.4
2005	BB-	33	340,667	141,691	10.0%	3.7%	7.3%	3.1
2006	BB+	51	488,676	346,859	24.5%	2.5%	10.7%	3.0
Post 2007	BB-	38	425,547	212,210	15.0%	4.9%	12.8%	3.2

TOTAL/WA	BB+	271	2,127,595	1,414,657	100.0%	3.9%	9.9%	3.1

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, which may not be current and are subject to change (including the assignment of a “negative watch”) at any time. The Company had approximately $557 million of CMBS assets that are on negative watch for possible downgrade by at least one rating agency as of March 31, 2010.
(3)	The percentage of underlying loans that are 60+ days delinquent, or in foreclosure or considered real estate owned (REO).
(4)	The percentage of the outstanding face amount of securities that is subordinate to the Company’s investments.
(5)	Weighted average life is based on the timing of expected principal reduction on the asset.

Mezzanine loans, B-Notes and whole loans portfolio ($ in thousands):

Asset Type	Number	Face Amount ($)	Basis Amount ($)	% of Total Basis	WA First $ Loan to Value (1)	WA Last $ Loan to Value (1)	Delinquency (%) (2)
Mezzanine Loans	21	717,134	250,066	65.7%	55.5%	69.3%	18.2%
B-Notes	11	308,006	101,452	26.7%	61.7%	75.8%	42.7%
Whole Loans	3	56,085	29,111	7.6%	0.0%	18.2%	0.0%

Total/WA	35	1,081,225	380,629	100.0%	54.4%	68.5%	24.2%

(1)	Loan To Value is based on the appraised value at the time of purchase.
(2)	The percentage of underlying loans that are non-performing, in foreclosure, under bankruptcy filing or considered real estate owned.

Residential Assets

The Company owns $976 million of residential assets (with a basis of $634 million), which includes manufactured housing (“MH”) loans, residential loans, subprime securities and FNMA/FHLMC securities.

•

During the quarter, the Company purchased $26 million, sold $55 million, had principal repayments of $41 million and actual principal writedowns of $16 million. The Company purchased two ABS assets with an average rating of “AAA.”

•	The Company had no ABS securities upgraded, seven securities or $67 million affirmed, and 11 securities or $57 million downgraded (from an average rating of BB+ to BB).

Manufactured housing and residential loan portfolios ($ in thousands):

Deal	Face Amount $	Basis Amount $	% of Total Basis	Average Loan Age (months)	Original Balance $	Delinquency 90+/FC/REO (1)	Cumulative Loss to Date
MH Loans Portfolio 1	166,684	134,419	33.5%	101	327,855	1.1%	5.9%
MH Loans Portfolio 2	236,065	215,695	53.7%	129	434,743	1.2%	3.9%
Residential Loans Portfolio 1	63,900	47,657	11.9%	82	646,357	7.9%	0.3%
Residential Loans Portfolio 2	3,794	3,509	0.9%	67	83,950	0.0%	0.0%

TOTAL/WA	470,443	401,280	100.0%	112	1,492,905	2.1%	4.1%

(1)	The percentage of loans that are 90+ days delinquent, or in foreclosure or considered real estate owned (REO).

Subprime Securities portfolio ($ in thousands):

Security Characteristics:

Vintage (1)	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Principal Subordination (3)	Excess Spread (4)
2003	BB-	15	21,400	12,836	7.7%	21.8%	4.0%
2004	B	30	100,652	36,458	21.8%	16.1%	4.1%
2005	B+	27	105,380	32,026	19.2%	26.8%	4.8%
2006	CCC	12	93,068	32,131	19.3%	13.6%	5.0%
Post 2007	BB	10	97,768	53,406	32.0%	17.1%	3.5%
TOTAL/WA	B	94	418,268	166,857	100.0%	18.7%	4.3%

Collateral Characteristics:

Vintage (1)	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date
2003	85	0.10	7.9%	18.6%	2.9%
2004	71	0.15	8.7%	21.5%	3.2%
2005	59	0.22	11.5%	36.2%	7.8%
2006	47	0.48	9.8%	38.9%	11.8%
Post 2007	34	0.54	8.9%	26.2%	10.1%

TOTAL/WA	55	0.33	9.6%	30.0%	7.9%

Real Estate ABS portfolios ($ in thousands):

Security Characteristics:

Asset Type	Average Minimum Rating (2)	Number	Face Amount $	Basis Amount $	% of Total Basis	Principal Subordination (3)	Excess Spread (4)
Manufactured Housing	BBB+	9	50,534	49,108	79.7%	37.2%	2.5%
Small Business Loans	B	15	32,780	12,520	20.3%	18.3%	3.0%

TOTAL/WA	BB+	24	83,314	61,628	100.0%	29.7%	2.7%

Collateral Characteristics:

Asset Type	Average Loan Age (months)	Collateral Factor (5)	3 Month CPR (6)	Delinquency 90+/FC/REO (7)	Cumulative Loss to Date
Manufactured Housing	113	0.37	2.3%	4.8%	10.2%
Small Business Loans	68	0.57	3.4%	26.9%	4.7%

TOTAL/WA	95	0.45	2.7%	13.5%	8.0%

(1)	The year in which the securities were issued.
(2)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time. The Company had approximately $165 million of subprime and ABS securities that are on negative watch for possible downgrade by at least one rating agency as of March 31, 2010.
(3)	The percentage of the outstanding face amount of securities and residual interests that is subordinate to the Company’s investments.
(4)	The annualized amount of interest received on the underlying loans in excess of the interest paid on the securities, as a percentage of the outstanding collateral balance.
(5)	The ratio of original unpaid principal balance of loans still outstanding.
(6)	Three month average constant prepayment rate.
(7)	The percentage of underlying loans that are 90+ days delinquent, or in foreclosure or considered real estate owned (REO).

Corporate Assets

The Company owns $687 million of corporate assets (with a basis of $602 million), including REIT debt and corporate bank loans.

•	During the quarter, the Company sold $60 million and had principal repayments of $8 million. The sales consisted of six REIT assets and one bank loan with an average rating of “B+.”

•	The Company had no REIT assets upgraded or affirmed and one bank loan or $60 million downgraded (from a rating of CCC+ to CC).

REIT debt portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Total Basis
Retail	BBB-	11	80,660	76,856	19.5%
Diversified	CCC+	10	106,836	107,723	27.3%
Office	BBB	11	115,469	117,387	29.8%
Multifamily	BBB	3	12,765	12,836	3.2%
Hotel	BBB	4	30,220	30,727	7.8%
Healthcare	BBB-	5	41,600	41,721	10.6%
Storage	A-	1	5,000	5,068	1.3%
Industrial	BB-	1	2,000	2,078	0.5%

TOTAL/WA	BB+	46	394,550	394,396	100.0%

Corporate bank loan portfolio ($ in thousands):

Industry	Average Minimum Rating (1)	Number	Face Amount $	Basis Amount $	% of Total Basis
Real Estate	C	3	64,625	41,157	19.9%
Media	CC	2	111,765	54,765	26.4%
Resorts	BB-	1	68,833	68,489	33.0%
Restaurant	B	2	19,375	17,185	8.3%
Transportation	NR	1	27,000	25,650	12.4%

TOTAL/WA	CCC-	9	291,598	207,246	100.0%

(1)	Ratings provided above were determined by third party rating agencies as of a particular date, may not be current and are subject to change (including the assignment of a “negative watch”) at any time. The Company had approximately $22 million of REIT assets that are on negative watch for possible downgrade by at least one rating agency as of March 31, 2010.

Conference Call

Newcastle’s management will conduct a live conference call today, May 7, 2010, at 1:00 P.M. Eastern Time to review the financial results for the quarter ended March 31, 2010. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 243-2046 (from within the U.S.) or (706) 679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle First Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. Eastern Time on Friday, May 14, 2010 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “71825005.”

About Newcastle

Newcastle Investment Corp. owns and manages a portfolio of diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that the ongoing challenging credit and liquidity conditions continue to cause downgrades of a significant number of our securities and recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31
	2010	2009
Interest income	$70,092	$124,473
Interest expense	45,589	60,544

Net interest income	24,503	63,929

Impairment
Valuation allowance (reversal) on loans	(95,774)	120,888
Other-than-temporary impairment on securities	64,856	186,582
Portion of other-than-temporary impairment on securities recognized in other comprehensive income	(37,114)	—

	(68,032)	307,470

Net interest income (loss) after impairment	92,535	(243,541)
Other Income (Loss)
Gain (loss) on settlement of investments, net	9,677	(8,047)
Gain (losses) on extinguishment of debt	48,346	26,845
Other income (loss), net	(1,565)	(6,494)
Equity in earnings (losses) of equity method investees	85	13

	56,543	12,317

Expenses
Loan and security servicing expense	1,035	1,402
General and administrative expense	3,038	1,626
Management fee to affiliate	4,477	4,491
Depreciation and amortization	63	72

	8,613	7,591

Income (loss) from continuing operations	140,465	(238,815)
Income (loss) from discontinued operations	(40)	(33)

Net Income (Loss)	140,425	(238,848)
Preferred dividends	(3,268)	(3,375)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	43,043	—

Income (Loss) Applicable to Common Stockholders	$180,200	$(242,223)

Income (loss) Per Share of Common Stock
Basic	$3.36	$(4.59)

Diluted	$3.36	$(4.59)

Income (loss) from continuing operations per share of common stock, after preferred dividends and excess of carrying amount of exchanged preferred stock over fair value of consideration paid
Basic	$3.36	$(4.59)

Diluted	$3.36	$(4.59)

Income (loss) from discontinued operations per share of common stock
Basic	$—	$—

Diluted	$—	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	53,619,643	52,807,232

Diluted	53,619,643	52,807,232

Dividends Declared per Share of Common Stock	$—	$—

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31, 2010	December 31, 2009
	(Unaudited)

Assets
Non-Recourse VIE Financing Structures
Real estate securities, available for sale	$1,762,830	$1,784,487
Real estate related loans, held for sale, net	578,166	554,367
Residential mortgage loans, held for sale, net	404,474	380,123
Subprime mortgage loans subject to call option	403,190	403,006
Restricted cash	233,979	200,251
Receivables from brokers, dealers and clearing organizations	843	—
Receivables and other assets	33,271	36,643

	3,416,753	3,358,877

Recourse Financing Structures and Unlevered Assets
Real estate securities, available for sale	1,597	46,308
Real estate related loans, held for sale, net	9,722	19,495
Residential mortgage loans, held for sale, net	3,516	3,524
Investments in equity method investees	41	193
Operating real estate, held for sale	9,966	9,966
Cash and cash equivalents	11,838	68,300
Restricted cash	54	5,127
Receivables from brokers, dealers and clearing organizations	16,116	—
Receivables and other assets	1,640	2,838

	54,490	155,751

	$3,471,243	$3,514,628

Liabilities and Stockholders' Equity (Deficit)

Liabilities
Non-Recourse VIE Financing Structures
CDO bonds payable	$3,623,503	$4,058,928
Other bonds payable	292,486	303,697
Notes payable	4,681	—
Financing of subprime mortgage loans subject to call option	403,190	403,006
Derivative liabilities	184,798	203,054
Accrued expenses and other liabilities	2,444	2,992

	4,511,102	4,971,677

Recourse Financing Structures and Other Liabilities
Repurchase agreements	12,889	71,309
Junior subordinated notes payable	51,257	103,264
Derivative liabilities	—	4,100
Dividends payable	78	—
Due to affiliates	1,482	1,497
Payables to brokers, dealers and clearing organizations	7,407	—
Accrued expenses and other liabilities	4,806	3,433

	77,919	183,603

	4,589,021	5,155,280

Stockholders' Equity (Deficit)
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 and 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 496,000 and 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	61,583	152,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 62,004,181 and 52,912,513 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	620	529
Additional paid-in capital	1,065,302	1,033,520
Accumulated deficit	(1,809,759)	(2,193,383)
Accumulated other comprehensive income (loss)	(435,524)	(633,818)

	(1,117,778)	(1,640,652)

	$3,471,243	$3,514,628

Newcastle Investment Corp.

Reconciliation of Net Interest Income Less Expenses (Net of Preferred Dividends)

(dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
Income (Loss) Applicable to Common Stockholders	$180,200	$(242,223)
Add (Deduct):
Impairment	(68,032)	307,470
Other (Income) Loss	(56,543)	(12,317)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	(43,043)	—
Loss from discontinued operations	40	33

Net Interest Income less Expenses (Net of Preferred Dividends)	$12,622	$52,963